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                                                                      EXHIBIT 11

                            ATRIA COMMUNITIES, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
          FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                    QUARTER                SIX MONTHS
                                                             --------------------     ---------------------
                                                               1998         1997        1998          1997
                                                             --------------------     ---------------------
BASIC EARNINGS PER COMMON SHARE:

Income from operations.................................      $ 1.749      $ 1,479     $ 4,316       $ 3,057
Extraordinary loss on extinguishment of debt...........            -         (199)          -          (199)
                                                             -------      -------     -------       -------
Net income.............................................      $ 1,749      $ 1,280     $ 4,316       $ 2,858
                                                             =======      =======     =======       =======

Shares used in the computation:
    Weighted average shares outstanding................       23,384       16,466      23,381        16,150
                                                             =======      =======     =======       =======


Basic earnings per common share:
  Income from  operations..............................      $  0.07      $  0.09     $  0.18       $  0.19
  Extraordinary loss on extinguishment of debt.........            -        (0.01)          -         (0.01)
                                                             -------      -------     -------       -------
  Net income...........................................      $  0.07      $  0.08     $  0.18       $  0.18
                                                             =======      =======     =======       =======

DILUTED EARNINGS PER COMMON SHARE:

Income from operations                                       $ 1,749      $ 1,479     $ 4,316       $ 3,057
Extraordinary loss on extinguishment of debt...........            -         (199)          -          (199)
                                                             -------      -------     -------       -------
Net income.............................................      $ 1,749      $ 1,280     $ 4,316       $ 2,858
                                                             =======      =======     =======       =======

Shares used in the computation:
    Weighted average common shares outstanding.........       23,384       16,466      23,381        16,150
    Dilutive effect of common stock options............          568          194         598           172
                                                             -------      -------     -------       -------

Shares used in computing earnings per share............       23,952       16,660      23,979        16,322
                                                             =======      =======     =======       =======

Diluted earnings per common share:
  Income from operations...............................      $  0.07      $  0.09     $  0.18       $  0.19
  Extraordinary loss on extinguishment of debt.........            -        (0.01)          -         (0.01)
                                                             -------      -------     -------       -------
  Net income...........................................      $  0.07      $  0.08     $  0.18       $  0.18
                                                             =======      =======     =======       =======

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